NYSE AMEX LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

November 15, 2010

NYSE Amex LLC (the “Exchange” or “NYSE Amex”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

Xenonics Holdings, Inc.

Common Stock, $0.001 Par Value

Commission File Number – 001-32469

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 1003(a)(ii) of the NYSE Amex LLC Company Guide (the “Company Guide”) which requires a company to maintain at least $4 million in stockholders’ equity if the company has reported losses from continuing operations and net losses in three out of its four most recent fiscal years; and

(b)

Section 1003(a)(iii) of the Company Guide which requires a company to maintain at least $6 million in stockholders’ equity if the company has reported losses from continuing operations and net losses in its five most recent fiscal years.

2.

The Common Stock (the “Common Stock”) of Xenonics Holdings, Inc. (the “Company” or “Xenonics”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred losses from continuing operations and net losses as follows:

Years Ended September 30,

Income/(Loss) from Continuing Operations

Net Income/(Loss)

2009

($1,785,000)

          ($1,839,000)

2008

($1,449,000)

          ($1,391,000)

2007

($4,102,000)

          ($4,034,000)

2006

($1,505,000)

          ($1,488,000)

 2005

($5,385,000)

          ($5,310,000)

Nine Months Ended June 30,

        Income/(Loss) from Continuing Operations

Net Income/(Loss)

 2010

($1,470,000)

          ($1,544,000)

(b)

At June 30, 2010, the Company reported a stockholders’ equity of $3,574,000.

3.

In reviewing the eligibility of the Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On January 23, 2009, the Company was notified by the NYSE Amex that following a review of its Form 10-KSB for the year ended September 30, 2008, Xenonics was not in compliance with Section 1003(a)(ii) of the Company Guide with stockholders’ equity of less than $4 million and losses from continuing operations and net losses in three of its four most recent fiscal years.  In accordance with Section 1009 of the Company Guide, Xenonics was given the opportunity to submit a business plan by February 23, 2009, outlining its plan to regain compliance with the Exchange’s continued listing standards.

(b)

On February 23, 2009, Xenonics submitted its plan to regain compliance to the Exchange (the “Plan”).  On April 13, 2009, the Exchange notified Xenonics that it had accepted the Plan and granted the Company an extension until July 23, 2010 to regain compliance with Section 1003(a)(ii) of the Company Guide (the “Plan Period”).

(c)

Subsequently, on February 23, 2010 following a review of the Company’s Form 10-K for the year ended September 30, 2009, Staff notified the Company that it did not meet an additional continued listing standard of the Exchange as set forth in Part 10 of the Company Guide.  Specifically, Xenonics was not in compliance with Section 1003(a)(iii) of the Company Guide with stockholders’ equity of less than $6,000,000 and losses from continuing operations and net losses in its five most recent fiscal years.  The Company was offered the opportunity to provide a revised plan of compliance (the “Revised Plan”) by March 25, 2010 to address how it intended to regain compliance with the applicable continued listing standards by the end of the Plan Period.

(d)

The Company submitted the Revised Plan on March 25, 2010 and by letter dated May 6, 2010 the Exchange accepted the Revised Plan and gave the Company until July 23, 2010 to regain compliance.

(e)

At the end of the Plan Period, July 23, 2010, Xenonics had failed to regain compliance with the NYSE Amex continued listing standards.  Consequently, via correspondence dated July 27, 2010 Staff notified Xenonics that it had determined to initiate delisting proceedings against the Company (the “Staff Determination”).  The Exchange’s letter dated July 27, 2010 also informed the Company of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (a “Panel”) within seven days of the Staff Determination, or by August 3, 2010.

(f)

On July 29, 2010, the Company requested, pursuant to Sections 1203 and 1009(d) of the Company Guide, an oral hearing to appeal the Staff Determination.  A hearing before the Panel was scheduled for September 14, 2010.

(g)

On September 14, 2010, a hearing, at which the Company’s representatives were present, was conducted before the Panel.  By letter dated September 15, 2010, the Exchange notified Xenonics of the Panel’s decision to deny the Company’s appeal for continued listing of its Common Stock on the NYSE Amex and to authorize delisting proceedings.  The letter also informed the Company of its right, in accordance with Section 1205 of the Company Guide, to request that the Exchange’s Committee on Securities review the Panel’s decision within fifteen days.

(h)

The Company did not appeal the Panel’s decision to the Committee on Securities within the requisite time period or at all and has not otherwise regained compliance with the continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Common Stock from listing and/or registration by issuing a press release and posting notice on www.nyse.com.  Further, a copy of this application has been forwarded to Mr. Richard S. Kay, Chief Financial Officer of Xenonics Holdings, Inc.

Janice O’Neill

Senior Vice President – Corporate Compliance

NYSE Amex LLC